CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DDi CORP.

The undersigned, Kurt E. Scheuerman, hereby certifies as follows:

1. He is the duly elected, qualified and acting Vice President, General Counsel and Secretary of DDi Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

2. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add an additional paragraph to read as follows:

“Upon the close of business on February 3, 2006 (the “Effective Date”), each seven (7) shares of issued and outstanding shares of Common Stock of this Corporation shall be automatically combined into one share of Common Stock of this Corporation (the “Reverse Stock Split”). In lieu of the issuance of any fractional shares of Common Stock that would otherwise result from the Reverse Stock Split, the Corporation shall pay the cash value of fractions of a share determined by the average closing price of the Common Stock for the five (5) trading days immediately preceding the Effective Date multiplied by the fractional interest. Following the effectiveness of the Reverse Stock Split, certificates representing the shares of Common Stock to be outstanding thereafter shall be exchanged for certificates now outstanding pursuant to procedures adopted by the Corporation’s Board of Directors and communicated to those who are to receive new certificates.”

3. The amendment set forth herein has been duly approved and adopted by the Board of Directors of this Corporation.

4. The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute were voted in favor of the amendment.

5. Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, DDi Corp. has caused this certificate to be signed by Kurt E. Scheuerman, its Vice President, General Counsel & Secretary, this 2nd day of February, 2006.

/S/ KURT E. SCHEUERMAN
Name: Kurt E. Scheuerman
Title: Vice President, General Counsel and Secretary